Exhibit 99.1

Press Release	Source: Urigen Pharmaceuticals, Inc.

Urigen Amends Its Core UCSD License for URG101

Monday December 29, 10:23 am ET

SAN FRANCISCO, CA--(MARKET WIRE)--Dec 29, 2008 -- Urigen Pharmaceuticals, Inc. (OTC BB:URGP.OB - News), a specialty pharmaceutical company focused on the development of treatments for urological disorders and pain, has amended its license agreement with the University of California at San Diego for intellectual property covering Urigen's URG101 program for Painful Bladder Syndrome.

"In cooperation with UCSD, we have amended the annual license payments to ensure that we are in compliance with our obligations. Amending this license with UCSD is an important step in re-organizing and re-focusing our efforts to enhance shareholder value," said William J. Garner, MD, Chief Executive Officer of Urigen Pharmaceuticals.

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen's URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets painful bladder syndrome, which affects approximately 10.5 million men and women in North America. Urigen's URG301, a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency, targets acute urgency in females diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. For further information, please visit Urigen's website at http://www.urigen.com.

Forward-Looking Statement

This press release may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward-looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

Contact:
     Contact:

     William J. Garner, MD
     Urigen Pharmaceuticals, Inc.
     27 Maiden Lane, Suite 595
     San Francisco, CA 94108
     (415) 781-0350
     http://www.urigen.com

Source: Urigen Pharmaceuticals, Inc.